EXHIBIT 12.1

                              ARGONAUT GROUP, INC.
         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                             Three months ended
                                                  March 31,                    Years Ended December 31,
                                            -------------------  -----------------------------------------------------
                                              2003       2002      2002       2001       2000       1999        1998
                                            -------------------  -----------------------------------------------------
                                                                  (in millions, except ratios)
Earnings:
  Income from continuing operations
    before provision for income taxes       $  56.7    $  10.8   $ (21.1)    $  3.3    $ (129.2)   $ (25.5)    $  93.5

Add:
  Fixed charges                             $   0.6    $   0.6   $   2.5     $  2.6    $    2.3    $   1.5     $   1.5
                                            -------    -------   -------     ------    --------    -------     -------
Total earnings                              $  57.3    $  11.4   $ (18.6)    $  5.9    $ (126.9)   $ (24.0)    $  95.0
                                            =======    =======   =======     ======    ========    =======     =======

Fixed charges
  Interest expense, net                     $   0.1    $   0.1   $   0.4     $  0.2    $      -    $     -     $     -
  Rental interest factor                    $   0.5    $   0.5   $   2.1     $  2.4    $    2.3    $   1.5     $   1.5
                                            -------    -------   -------     ------    --------    -------     -------
    Total fixed charges                     $   0.6    $   0.6   $   2.5     $  2.6    $    2.3    $   1.5     $   1.5
                                            =======    =======   =======     ======    ========    =======     =======

Ratio of earnings to fixed charges           95.5:1     19.0:1        (A)     2.3:1          (B)        (C)     63.3:1
                                            =======    =======   =======     ======    ========    =======     =======
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(A) Earning were inadequate to cover fixed costs by $18.6 million
(B) Earning were inadequate to cover fixed costs by $126.9 million
(C) Earning were inadequate to cover fixed costs by $24.0 million